FNEX VENTURES N-2/A

Exhibit 99(2)(k)(1)

Investment Company Services Agreement

FNEX Ventures

THIS Fund Accounting, Fund Administration and Transfer Agency Services Agreement (the “Agreement”) is made as of this 5th day of September 2019, by and between FNEX Ventures, a Delaware statutory trust (the “Trust”), and M3Sixty Administration, LLC, a Delaware limited liability company, its successors and assigns (the “M3Sixty” and together with the Trust, the “Parties”).

WHEREAS, the Trust is a closed-end interval fund registered under the 1940 Act (as defined below) and authorized to issue Shares; and

WHEREAS, the Trust and M3sixty desire to enter into an agreement pursuant to which M3Sixty shall provide services as specified herein and set forth in Schedule “A” which is attached hereto and made a part here of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

General Provisions

Section 1. Appointment.

The Trust hereby appoints M3Sxity as transfer agent and dividend disbursing agent, administrator and fund accountant and hereby authorizes M3Sixty to provide such services during the term of this Agreement and on the terms set forth herein. In order that M3Sixty may perform its duties under the terms of this Agreement, the Board of Trustees of the Trust shall direct the officers, investment adviser, legal counsel, independent accountants and custodian of the Trust to cooperate fully with M3Sixty and, upon request of M3Sixty, to provide such information, documents and advice relating to the Trust which M3Sixty requires to execute its responsibilities hereunder. In connection with its duties, M3Sixty shall be entitled to rely, and will be held harmless by the Trust when acting in reasonable reliance, upon any instruction, advice or document relating to the Trust as provided to M3Sixty by any of the aforementioned persons on behalf of the Trust. All fees charged by any such persons acting on behalf of the Trust would be deemed an expense of the Trust.

Any services performed by M3Sixty under this Agreement will conform to the requirements of:

(a) the provisions of the Act and the Securities Act of 1933, as amended, and any rules or regulations in force thereunder;

(b) any other applicable provision of state and federal law;

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(c) the provisions of the Declaration of Trust and the By-Laws of the Trust as amended from time to time and delivered to M3Sixty;

(d) any policies and determinations of the Board of Trustees of the Trust which are communicated to M3Sixty; and

(e) the policies of the Trust as reflected in the Trust’s registration statement as filed with the U.S. Securities and Exchange Commission.

Nothing in this Agreement will prevent M3Sixty or any officer thereof from providing the same or comparable services for or with any other person, trust, firm or corporation. While the services supplied to the Trust may be different than those supplied to other persons, trusts, firms or corporations, M3Sixty will provide the Trust equitable treatment in supplying services. The Trust recognizes that it will not receive preferential treatment from M3Sixty as compared with the treatment provided to other M3Sixty clients.

Section 2. Duties and Obligations of M3Sixty.

(a)                         Subject to the provisions of this Agreement, M3Sixty will provide to the Trust the specific as set forth below and in Schedule “A” attached hereto. Subject to the oversight of the Board of Trustees and utilizing information provided by the Trust and its current and prior agents and service providers, M3Sixty will provide the services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, M3Sixty shall not be required to provide any services or information that it believes, in its sole, reasonable discretion, to represent dishonest, unethical or illegal activity. In no event shall M3Sixty provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)                         Transfer Agency Services

(i)	M3Sixty agrees to accept purchase orders and repurchase requests with respect to the Shares of each Fund (see Appendix B) via postal mail, telephone, electronic delivery or personal delivery on each Fund Business Day in accordance with such Fund’s Prospectus; provided, however, that M3Sixty shall only accept purchase orders from jurisdictions in which the Shares are qualified for sale, as indicated from time to time by the Trust or pursuant to an Instruction. M3Sixty shall, as of the time at which the net asset value (“NAV”) of each Fund is computed on each Fund Business Day, issue to the accounts specified in a purchase order in proper form and accepted by the Fund the appropriate number of full and fractional Shares based on the NAV per share of the respective Fund specified in a communication received on such Fund Business Day from or on behalf of the Fund. M3Sixty shall redeem from accounts any Shares tendered for repurchase in accordance with procedures stated in each Fund’s Prospectus or pursuant to any Instructions. M3Sixty shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and M3Sixty shall be entitled to rely upon such written notification. Payment for Shares shall be in the form of a check, wire transfer, Automated Clearing House transfer (“ACH”) or such other methods to which the Parties shall mutually agree.

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(ii)	Upon receipt of a repurchase request and monies paid to it by the Custodian in connection with a repurchase of Shares, M3Sixty shall cancel the repurchased Shares and after making appropriate deduction for any withholding of taxes required of it by applicable federal law, make payment in accordance with the Fund’s repurchase and payment procedures described in the Prospectus.

(iii)	Except as otherwise provided in this paragraph, M3Sixty will exchange, transfer or repurchase Shares upon presentation to M3Sixty of instructions endorsed for exchange, transfer or repurchase, accompanied by such documents as M3Sixty deems necessary to evidence the authority of the person making such exchange, transfer or repurchase. M3Sixty reserves the right to refuse to exchange, transfer or repurchase Shares until it is satisfied that the endorsement or instructions are valid and genuine. For that purpose, it will require, unless otherwise instructed by an Authorized Person or except as otherwise provided in this paragraph, a Medallion signature guarantee by an “Eligible Guarantor Institution” as that term is defined by Commission in Rule 17Ad-15. M3Sixty also reserves the right to refuse to exchange, transfer or repurchase Shares until it is satisfied that the requested exchange, transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make exchanges, transfers or repurchases which M3Sixty, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no reasonable basis to any claims adverse to such exchange, transfer or repurchase. Notwithstanding any provision contained in this Agreement to the contrary, M3Sixty shall not be required or expected to require, as a condition to any exchange, transfer or repurchase of any Shares pursuant to an electronic data transmission, any documents to evidence the authority of the person requesting the exchange, transfer or repurchase and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Section 2(b).

(iv)	In connection with each purchase and each repurchase of Shares, M3Sixty shall send such statements as are prescribed by the federal securities laws applicable to transfer agents or as described in the Prospectus. It is understood that certificates for Shares have not been and will not be offered by the Trust or made available to Shareholders.

(v)	M3Sixty and the Trust shall establish procedures for effecting purchase, repurchase, exchange or transfer transactions accepted from Shareholders by telephone or other methods consistent with the terms of the Prospectus. M3Sixty may establish such additional procedures, rules and requirements governing the purchase, repurchase, exchange or transfer of Shares, as it may deem advisable and consistent with the Prospectus and industry practice. M3Sixty shall not be liable, and shall be held harmless by the Trust, for its actions or omissions which are consistent with the forgoing procedures.

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(c)                         Dividends and Distributions

(i)	When a dividend or distribution has been declared, the Trust shall give or cause to be given to M3Sixty a copy of a resolution of the Board of Trustees that either:

(a)	sets forth the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which Shareholders entitled to payment or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid, and the total amount, if any, payable to M3Sixty on such payment date; or

(b)	authorizes the declaration of dividends and distributions on a daily or other periodic basis and further authorizes M3Sixty to rely on a certificate of an Authorized Person setting forth the information described in subparagraph (a) above.

(ii)	In connection with a reinvestment of a dividend or distribution of Shares of a Fund, M3Sixty shall as of each Fund Business Day, as specified in a certificate or resolution described in subparagraph (i), issue Shares of the Fund based on the NAV per Share of such Fund specified in a communication received from or on behalf of the Fund on such Fund Business Day.

(iii)	Upon the mail date specified in such certificate or resolution, as the case may be, the Trust shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of M3Sixty on behalf of a Fund, an amount of cash sufficient for M3Sixty to make the payment, as of the mail date specified in such certificate or resolution, as the case may be, to the Shareholders who were of record on the record date. M3Sixty will, upon receipt of any such cash, make payment of such cash dividends or distributions to the Shareholders as of the record date. M3Sixty shall not be liable for any improper payments made in accordance with a certificate or resolution described in the preceding paragraph. If M3Sixty does not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all Shareholders of a Fund as of the record date, M3Sixty shall, upon notifying the Trust, withhold payment to such Shareholders until sufficient cash is provided to M3Sixty.

(iv)	It is further understood that M3Sixty shall file with the Internal Revenue Service and Shareholders such appropriate federal tax forms concerning the payment of dividend and capital gain distributions.

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(d)                         Fund Administration and Fund Accounting Services

(i)	It is understood that in determining security valuations, M3Sixty employs one or more pricing services, as directed by the Trust, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds. The Trust shall identify to M3Sixty the pricing service(s) to be utilized. If requested by the Trust, M3Sixty shall price the securities and other holdings of the Funds for which market quotations or prices are available by the use of such pricing service(s). For those securities where prices are not provided by the pricing service(s) utilized by M3Sixty, the Trust shall approve, in good faith, the procedures for determining the fair value of the securities. The investment adviser to the Fund shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to M3Sixty the resulting prices for use in its calculation of net asset values. When security valuations are so provided, the following provisions will also apply:

(a)	Valued securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best. No evaluation method, including those used by M3Sixty and its suppliers, may consistently generate approximations that correspond to actual “Traded” prices of the securities.

(b)	Methodologies used to provide the pricing portion of certain data may rely on valuations, however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

The Trust assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, including any information provided by a third party valuation consultant, regardless of any efforts made by M3Sixty and its suppliers in this regard.

(ii)	Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by M3Sixty.

Section 3. Definitions.

For purposes of this Agreement:

“Authorized Person” shall mean any individual who is authorized to provide M3Sixty with Instructions on behalf of the Trust, whose name shall be certified to M3Sixty from time to time pursuant to Section 5(b) of this Agreement. Any officer of the Trust for which the Fund has not provided M3Sixty with prior written notice that such officer is not authorized by the Board of Trustees to be an Authorized Person shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by M3Sixty) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to M3Sixty the names of the Authorized Persons from time to time.

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“Fund Business Day” shall mean each day on which the New York Stock Exchange, Inc. is open for trading.

“Certificate” will mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement. To be effective, such Certificate shall be given to and received by the custodian and shall be signed on behalf of the Trust by any two of its designated officers, and the term Certificate shall also include instructions communicated to the custodian by M3Sixty.

“Custodian” will refer to that agent which provides safekeeping of the assets of the Trust.

“Fund” shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which the Trust has appointed M3Sixty to provide Services under this Agreement as designated on Schedule B hereto as such Schedule may be amended from time to time. Each investment portfolio shall be referred to as a “Fund” and such investment portfolios shall collectively be referred to as the “Funds.”

“Instructions” will mean communications containing instructions transmitted by electronic or telecommunications media including, but not limited to, Industry Standardization for Institutional Trade Communications, computer-to-computer interface, dedicated transmission line, facsimile transmission (which may be signed by an officer or unsigned) and tested telex.

“1940 Act” or “Act” shall mean the Investment Company Act of 1930, as amended.

“Oral Instruction” will mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to M3Sixty in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons reasonably identified to M3Sixty to be a person or persons so authorized by a resolution of the Board of Trustees of the Trust to give Oral Instructions to M3Sixty on behalf of the Trust.

“Shareholders” will mean the registered owners of the Shares of the Trust in accordance with the share registry records maintained by M3Sixty for the Trust.

“Shares” will mean the issued and outstanding shares of the Trust.

“Signature Guarantee” will mean the guarantee of signatures by an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Eligible guarantor institutions include banks, brokers, dealers, credit unions, and national securities exchanges, registered securities associations, clearing agencies and savings associations. Broker-dealers guaranteeing signatures must be members of a clearing corporation or maintain net capital of at least $100,000. Signature guarantees will be accepted from any eligible guarantor institution, which participates in a signature guarantee program.

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“Written Instruction” will mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to M3Sixty in an original writing containing an original signature or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to M3Sixty to be the signature of a person or persons so authorized by a resolution of the Board of Trustees of the Trust, or so identified by the Trust to give Written Instructions to M3Sixty on behalf of the Trust.

Concerning Oral and Written Instructions. For all purposes under this Agreement, M3Sixty is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Trust or its agents. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered promptly. In cases where M3Sixty receives an Instruction, whether Written or Oral, to enter a portfolio transaction onto the Trust’s records, the Trust shall cause the broker/dealer executing such transaction to send a written confirmation to the Custodian.

M3Sixty shall be entitled to rely on the first Instruction received from the Trust or its authorized agents, whether Oral or otherwise. For any act or omission undertaken by M3Sixty in compliance therewith, it shall be free of liability and fully indemnified and held harmless by the Trust, provided however, that in the event any Instruction received by M3Sixty is countermanded by a subsequent Written or Oral Instruction received prior to acting upon such countermanded Instruction, M3Sixty shall act upon such subsequent Written or Oral Instruction. The sole obligation of M3Sixty with respect to any follow-up or confirmatory Written Instruction or Oral Instruction in documentary or written form shall be to make reasonable efforts to detect any discrepancy between the original Instruction and such follow-up or confirmatory Written or Oral Instruction, and to report such discrepancy to the Trust. The Trust shall be responsible and bear the expense of its taking any action, including any reprocessing, necessary to correct any discrepancy or error. To the extent such action requires M3Sixty to act; the Trust shall give M3Sixty specific Written Instruction as to the action required.

The Trust will file with M3Sixty a certified copy of each resolution of the Trust’s Board of Trustees authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

Section 4. Indemnification.

(a)                           M3Sixty, its officers, employees, shareholders, and agents will be liable for any loss suffered by the Trust resulting from any material violation by M3Sixty of applicable U.S. securities laws, willful misfeasance, bad faith, negligence or reckless disregard on the part of M3Sixty in the performance of its obligations and duties under this Agreement.

(b)                           Any director, officer, employee, shareholder or agent of M3Sixty, who may be or become an officer, director, employee or agent of the Trust, will be deemed, when rendering services to the Trust, or acting on any business of the Trust (other than services or business in connection with M3Sixty’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or under the control or direction of M3Sixty even though such person may be receiving compensation from M3Sixty.

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(c)                             The Trust agrees to indemnify and hold M3Sixty harmless, together with its officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which M3Sixty may sustain or incur or which may be asserted against M3Sixty by any person by reason of, or as a result of:

(i)	any action taken or omitted to be taken by M3Sixty except claims, demands, expenses and liabilities arising from any material violation by M3Sixty of applicable U.S. securities laws, willful misfeasance, bad faith, negligence or reckless disregard on the part of M3Sixty in the performance of its obligations and duties under this Agreement; or

(ii)	any action taken or omitted to be taken by M3Sixty in reliance upon any Certificate, instrument, order or stock certificate or other document reasonably believed by M3Sixty to be genuine and signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Trust, or upon the written opinion of legal counsel for the Trust or M3Sixty; or

(iii)	the offer or sale of Shares of the Trust to any person, natural or otherwise, which is in violation of any state or federal law.

If a claim is made against M3Sixty as to which M3Sixty may seek indemnity under this Section, M3Sixty will notify the Trust promptly after receipt of any written assertion of such claim threatening to institute an action or proceeding with respect thereto and will notify the Trust promptly of any action commenced against M3Sixty within ten (10) days after M3Sixty has been served with a summons or other legal process. Failure to notify the Trust will not, however, relieve the Trust from any liability, which it may have on account of the indemnity under this Section so long as the Trust has not been prejudiced in any material respect by such failure.

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The Trust and M3Sixty will cooperate in the control of the defense of any action, suit or proceeding in which M3Sixty is involved and for which indemnity is being provided by the Trust to M3Sixty. The Trust may negotiate the settlement of any action, suit or proceeding subject to M3Sixty’s approval, which will not be unreasonably withheld. M3Sixty reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel. Costs or expenses incurred by M3Sixty in connection with, or as a result of such participation, will be borne solely by the Trust if:

(i)	M3Sixty has received an opinion of counsel from counsel to the Trust stating that the use of counsel to the Trust by M3Sixty would present an impermissible conflict of interest;

(ii)	the defendants in, or targets of, any such action or proceeding include both M3Sixty and the Trust, and legal counsel to M3Sixty has reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust will not have the right to direct the defense of such action on behalf of M3Sixty); or

(iii)	the Trust authorizes M3Sixty to employ separate counsel at the expense of the Trust.

(d)                              The terms of this Section will survive the termination of this Agreement.

Section 5. Representations and Warranties.

(a)                               M3Sixty represents and warrants that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of Delaware;

(ii)	it is empowered under applicable laws and by its Certificate of Organization and By-Laws to enter into and perform this Agreement;

(iii)	all requisite corporate proceedings have been taken to authorize M3Sixty to enter into and perform this Agreement;

(iv)	it has and will continue to have access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(v)	no legal or administrative proceedings have been instituted or threatened which would impair M3Sixty’s ability to perform its duties and obligations under this Agreement;

(vi)	its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of M3Sixty or any law or regulation applicable to it;

(vii)	it is registered as a transfer agent under Section 17A(c) (2) of the Exchange Act; (viii) this Agreement has been duly authorized by M3Sixty and, when executed and delivered, will constitute a valid, legal and binding obligation of M3Sixty, enforceable in accordance with its terms.

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(b) The Trust represents and warrants that:

(i)	it is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement;

(iii)	all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;

(iv)	no legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

(v)	the Trust’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligations of the Trust, or any law or regulation applicable to either;

(vi)	the Shares are properly registered or otherwise authorized for issuance and sale;

(vii)	any officer of the Trust for which the Fund has not provided M3Sixty with prior written notice that such officer is not authorized by the Board of Trustees to be an Authorized Person has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to M3Sixty the names of such Authorized Persons.

(viii)	this Agreement has been duly authorized by the Trust and, when executed and delivered, will constitute a valid, legal and binding obligation of the Trust, enforceable in accordance with its terms.

(ix)	it is duly registered as a closed-end investment company under the 1940 Act.

(x)	A Registration Statement under the 1933 Act will be effective before the Fund will issue Shares and will remain effective during such period as the Fund is offering Shares for sale. Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Funds being offered for sale.

(xi)	The Board of Trustees and the investment adviser to the Fund have and retain primary responsibility for all compliance matters relating to the Trust and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of each Fund as set forth in the Prospectus. M3Sixty’s Services hereunder shall not relieve the Board of Trustees and the investment adviser to the Fund of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, the M3Sixty will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Trust if it becomes aware of any non-compliance which relates to the Trust.

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(xii)	The Trust agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification. If the Trust receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, the Trust will give prompt notice thereof to M3Sixty.

(xiii)	The Trust agrees that it shall advise M3Sixty in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of M3Sixty hereunder, and shall proceed with such change only if it shall have received the written consent of M3Sixty thereto.

(c) Delivery of Documents

The Trust will furnish or cause to be furnished to M3Sixty the following documents;

(i)	current Prospectus and Statement of Additional Information for each portfolio attached hereto as may be amended from time to time;

(ii)	most recent Annual Report;

(iii)	most recent Semi-Annual Report for registered investment companies on Form N-CSR;

(iv)	certified copies of resolutions of the Trust’s Board of Trustees authorizing the execution of Written Instructions or the transmittal of Oral Instructions and those persons authorized to give those Instructions.

(d) Record Keeping and Other Information

M3Sixty will create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule “A” in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the Act. All such records will be the property of the Trust and will be available during regular business hours for inspection, copying and use by the Trust. Where applicable, such records will be maintained by M3Sixty for the periods and in the places required by Rule 31a-2 under the Act. Upon termination of this Agreement, M3Sixty will deliver all such records to the Trust or such person as the Trust may designate.

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In case of any request or demand for the inspection of the Share records of the Trust, M3Sixty shall notify the Trust and secure instructions as to permitting or refusing such inspection. M3Sixty may, however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

Section 6. Compensation.

The Trust agrees to pay M3Sixty compensation for its services, and to reimburse it for expenses at the rates, times, manner and amounts as set forth in Schedule “B” attached hereto and incorporated herein by reference and as will be set forth in any amendments to such Schedule “B” agreed upon in writing by the Parties. Upon receipt and approval of an invoice therefor, M3Sixty is authorized to collect such fees by debiting the Trust’s custody account. The Trust will approve or contest any invoice sent by M3Sixty within five (5) days of receipt. Disputed amounts shall not be deducted from the Trust’s custody account until the dispute is resolved. In addition, the Trust agrees to reimburse M3Sixty for any reasonable and ordinary out-of-pocket expenses paid by M3Sixty on behalf of the Trust within five (5) calendar days of the Trust’s receipt of an invoice therefor.

For the purpose of determining fees payable to M3Sixty, the value of the Trust’s net assets will be computed at the times and in the manner specified in the Trust’s Prospectus and Statement of Additional Information then in effect.

During the term of this Agreement, should the Trust seek services or functions in addition to those outlined below or in Schedule “A” attached hereto, a written amendment to this Agreement specifying the additional services and corresponding compensation will be executed by the Parties.

In the event that the Trust is more than thirty (30) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts, which may be contested in good faith by the Trust), this Agreement may be terminated upon thirty (30) days’ written notice to the Trust by M3Sixty. In the event of a dispute over a billing amount, the Trust must notify M3Sixty in writing of the contested amounts within a reasonable time of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being disputed.

Section 7. Days of Operation.

Nothing contained in this Agreement is intended to or will require M3Sixty, in any capacity hereunder, to perform any functions or duties on any day on which the New York Stock Exchange (“NYSE”) is closed. Functions or duties normally scheduled to be performed on such days will be performed on and as of the next succeeding business day on which the NYSE is open. Notwithstanding the foregoing, M3Sixty will compute the net asset value of the Trust on each day required pursuant to Rule 22c-1 promulgated under the Act.

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Section 8. Acts of God, etc.

M3Sixty will not be liable or responsible for delays or errors caused by acts of God or by reason of circumstances beyond its control including, acts of civil or military authority, national emergencies, labor difficulties, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication or power supply, fire, flood or other catastrophe.

In the event of equipment failures beyond M3Sixty’s control, M3Sixty will, at no additional expense to the Trust, take reasonable steps to minimize service interruptions but will have no liability with respect thereto. The foregoing obligation will not extend to computer terminals located outside of premises maintained by M3Sixty. M3Sixty has entered into and maintains in effect agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment are available.

Section 9. Inspection and Ownership of Records.

In the event of a request or demand for the inspection of the records of the Trust, M3Sixty will use its best efforts to notify the Trust and to secure instructions as to permitting or refusing such inspection. M3Sixty may, however, make such records available for inspection to any person in any case where it is advised in writing by its counsel that it may be held liable for failure to do so after notice to the Trust.

M3Sixty recognizes that the records it maintains for the Trust are the property of the Trust and will be surrendered to the Trust upon written notice to M3Sixty as outlined under Section 10(c) below. M3Sixty agrees to maintain the records and all other information of the Trust in a confidential manner and will not use such information for any purpose other than the performance of M3Sixty’s duties under this Agreement.

Section 10. Duration and Termination.

(a)                           The initial term of this Agreement will be for the period of three (3) years, commencing on the date hereinabove first written (the “Effective Date”) and will continue thereafter subject to termination by either Party as set forth in subsection (c) below.

(b)                           The fee schedules set forth in Schedule “B” attached hereto will be fixed for the initial term commencing on the Effective Date of this Agreement and will continue thereafter subject to their review and any adjustment.

(c)                           After the initial term of this Agreement, a Party may give written notice to the other (the day on which the notice is received by the Party against which the notice is made shall be the “Notice Date”) of a date on which this Agreement shall be terminated (“Termination Date”). The Termination Date shall be set on a day not less than ninety (90) days after the Notice Date. The period of time between the Notice Date and the Termination Date is hereby identified as the “Notice Period”. Any time up to, but not later than fifteen (15) days prior to the Termination Date, the Trust will pay to M3Sixty such compensation as may be due as of the Termination Date and will likewise reimburse M3Sixty for any out-of-pocket expenses and disbursements reasonably incurred or expected to be incurred by M3Sixty up to and including the Termination Date. In the event that this Agreement is terminated or not renewed for any reason by the Trust with respect to the Funds, the Trust agrees that, in order to provide for uninterrupted service to the Funds, M3Sixty, at the Trust’s request, shall offer reasonable assistance to the Trust in converting the Fund’s records from M3Sixty’s systems to whatever services or systems are designated by the Funds (the “Deconversion”). The Trust shall pay a fund services record data deconversion fee in the amount of $35,000 per Fund (the “Deconversion Fee”) upon a cancellation or termination of this Agreement for any reason other than liquidation of the Trust. The Deconversion Fee does not include any fees charged by existing vendors (e.g., Envision Financial Services), the new servicer, proxy fees, legal fees or audit fees, which shall be borne by the Trust.

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(d)                           In connection with the termination of this Agreement, if a successor to any of M3Sixty’s duties or responsibilities under this Agreement is designated by the Trust by written notice to M3Sixty, M3Sixty will promptly on the Termination Date, transfer to the successor all records which belong to the Trust and will provide appropriate, reasonable and professional cooperation in transferring such records to the named successor. The Trust shall reimburse M3Sixty in accordance with section 10(c) above with respect to the Deconversion.

(e)                           Should the Trust desire to move any of the services outlined in this Agreement to a successor service provider prior to the Termination Date, M3Sixty shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that M3Sixty will be able to facilitate a conversion of services prior to the end of the Notice Period. Should services be converted to a successor service provider prior to the end of the Notice Period, or if the Trust is liquidated or its assets merged or purchased or the like with another entity, payment of fees to M3Sixty shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained at M3Sixty until the expiration of the Notice Period and shall be calculated at the asset levels on the Notice Date.

(f)                            Notwithstanding any other provisions of Paragraph 10, and after the passage of two (2) years from the effective date of this Agreement; in the event the Trust deregisters as an Investment Company with the United States Securities and Exchange Commission (“SEC”), this Agreement may be terminated by the Trust upon ninety (90) days written notice to M3Sixty. The Termination Date shall be ninety (90) days after the receipt of such notice by M3Sixty. Any time up to, but not later than fifteen (15) days prior to the Termination Date, the Trust will pay to M3Sixty such compensation as may be due as of the Termination Date and will likewise reimburse M3Sixty for any out- of- pocket expenses and disbursements reasonably incurred or expected to be incurred by M3Sixty up to and including the Termination Date.

(g)                           Notwithstanding the foregoing, this Agreement may be terminated at any time by either Party in the event of a material breach by the other Party involving any material violation of applicable U.S. securities laws, gross negligence, willful misfeasance, bad faith or a reckless disregard of its obligations and duties under this Agreement provided that such breach shall have remained un-remedied for sixty (60) days or more after receipt of written specification thereof.

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Section 11. Rights of Ownership.

All computer programs and procedures developed to perform services required to be provided by M3Sixty under this Agreement are the property of M3Sixty. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

Section 12. Amendments to Documents.

The Trust will furnish M3Sixty written copies of any amendments to, or changes in, the Articles of Incorporation, By-Laws, Prospectus or Statement of Additional Information in a reasonable time prior to such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectus or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by M3Sixty in providing the services agreed to hereunder or which amendment might affect the duties of M3Sixty hereunder unless the Trust first obtains M3Sixty’s approval of such amendments or changes.

Section 13. Confidentiality.

Both Parties hereto agree that any non-public information obtained hereunder concerning the other Party is confidential and may not be disclosed to any other person without the consent of the other Party, except as may be required by applicable law or at the request of the U.S. Securities and Exchange Commission or other governmental agency. M3Sixty agrees that it will not use any non-public information for any purpose other than performance of its duties or obligations hereunder. The obligations of the Parties under this Section will survive the termination of this Agreement. The Parties further agree that a breach of this Section would irreparably damage the other Party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

Section 14. Notices.

Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Trust:	If to M3Sixty:

FNEX Ventures	M3Sixty Administration, LLC
4300 Shawnee Mission Parkway Suite 100 Fairway, KS 66205	4300 Shawnee Mission Parkway Suite 100 Fairway, KS 66205
Attention: Todd Ryden	Attention: Randall K. Linscott
President	CEO

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Section 15. Amendment.

No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties. This Agreement may be amended from time to time by supplemental agreement executed by the Parties and the compensation stated in Schedule “B” attached hereto may be adjusted accordingly as mutually agreed upon.

Section 16. Authorization.

The Parties represent and warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party.

Section 17. Counterparts.

This Agreement may be executed in two or more counterparts, each of which when so executed will be deemed to be an original, but such counterparts will together constitute but one and the same instrument.

Section 18. Assignment.

This Agreement will extend to and be binding upon the Parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Trust without the written consent of M3Sixty or by M3Sixty without the written consent of the Trust which consent must be authorized or approved by a resolution by its respective Board of Trustees prior to such assignment.

Section 19. Governing Law.

The laws of the State of Delaware will govern this Agreement and the exclusive venue of any action arising under this Agreement will be Dover, Delaware.

Section 20. Severability.

If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions will be considered severable and not be affected and the rights and obligations of the parties will be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby materially impaired.

Section 21. Limitation of Liability of the Trustees and Shareholders

It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust as provided in the Trust’s Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Agreement and Declaration of Trust.

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Section 22. Limitation of Liability

M3Sixty shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(a)	the legality of the issue or sale of any Shares, the sufficiency of the amount to be received therefor, or the authority of the Trust, as the case may be, to request such sale or issuance;
(b)	the legality of a transfer, exchange, purchase or repurchase of any Shares, the propriety of the amount to be paid therefor, or the authority of the Trust, as the case may be, to request such transfer, exchange or repurchase;
(c)	the legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend;
(d)	the legality of any recapitalization or readjustment of Shares;
(e)	M3Sixty’s acting upon telephone or electronic instructions relating to the purchase, transfer, exchange or repurchase of Shares received by M3Sixty in accordance with procedures established by M3Sixty and the Trust; or
(f)	the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any jurisdiction that such Shares be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Shares in such state.

Subject to compliance with law, including the 1934 Act, M3Sixty may, in effecting transfers and repurchases of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers (or such other statutes which protect it and the Trust in not requiring complete fiduciary documentation) and shall not be responsible for any act done or omitted by it in good faith in reliance upon such laws. Notwithstanding the foregoing or any other provision contained in this Agreement to the contrary, M3Sixty shall be fully protected by each Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any Medallion signature guarantees, in connection with a repurchase, exchange or transfer of Shares whenever M3Sixty reasonably believes that requiring the same would be inconsistent with the transfer, exchange and repurchase procedures described in the Prospectus.

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Section 23. Entire Agreement

This Agreement (including the Exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto.

In Witness Whereof, the Parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

FNEX Ventures	M3Sixty Administration, LLC

/s/ Todd Ryden	/s/ Randall K. Linscott
By: Todd Ryden	By: Randall K. Linscott
President	Chief Executive Officer

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SCHEDULE A

Accounting and Tax Services Provided by M3Sixty

Subject to the direction of, and utilizing information provided by the Trust, investment adviser to the Fund (the “Investment Adviser”) and the Trust’s agents, the M3Sixty will provide the following services:

Fund Accounting

General:

1.	Provide office space, facilities, equipment, and personnel to carry out the services.

Fund Accounting:

1.	Cash Processing:

a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash;

b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.

2.	Investment Accounting and Securities Processing:

a.	Maintain daily portfolio records for each Fund, using security information provided by the Investment Adviser or sub-adviser(s);

b.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;

c.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board;

d.	On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;

e.	On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each business day;

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f.	Provide the Investment Adviser with standard daily/periodic portfolio reports for each Fund as mutually agreed upon.

3.	General Ledger Accounting and Reconciliation:

a.	On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser.

b.	Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;

b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds’ transfer agent. Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.	Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.

4.	Compute net asset value in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per share amounts on the basis of shares outstanding reported by the Funds’ transfer agent.

b.	Issue daily reports detailing per share information of each Fund to such persons (including the Funds’ transfer agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

Tax Administration

General Statement:

Provide office space, facilities, equipment, and personnel to carry out the Services.

Tax Administration:

1.	On a quarterly basis, monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

2.	Prepare tax work schedules for both excise tax and tax provision purposes, calculating dividend and capital gain distributions subject to review and approval by the Funds’ officers and their independent accountants;

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3.	Assist the Funds’ independent accountants in the preparation, for execution by the Funds’ officers, and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Funds’ custodian or transfer agent, subject to review, approval and signature by the Funds’ officers and the Funds’ independent accountants;

4.	Prepare for review by the Funds’ independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures;

5.	Include the appropriate tax adjustment for wash sales identified by third-party services for inclusion in tax returns, financial information and distributions;

6.	Review complex corporate actions prepared by the Funds’ fund accountant for unique tax issues;

7.	Prepare and maintain shareholder records necessary to determine the Personal Holding Company status of the Funds and determine whether there have been any changes in the ownership of a Fund that may result in the limitation of any realized or unrealized losses under IRC Sections 381 to 384;

8.	Prepare responses to independent accountant’s annual tax checklist and annual reportable transaction tax checklist for the Investment Adviser’s review;

9.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting;

10.	Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors;

11.	Assist the Funds in monitoring and maintaining documentation associated with Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes.

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Administrative Services Provided by M3Sixty

General:

1.      Provide office space, facilities, equipment, and personnel to carry out the services.

Administration Services:

(a)	Provide overall day-to-day Trust administrative management, including coordination of investment advisor, custodian, transfer agency, distribution and pricing and accounting services.

(b)	Assist in the preparation of Form N-2 filings and required updates, including: (i) preparation of expense table; (ii) provision of performance information; (iii) preparation of of shareholder expense transaction and annual fund operating expense examples; and (iv) provision of investment advisor and trustee fee data.

(c)	File Form N-PX based on information provided by the investment adviser or its delegate; assist in compiling exhibits and disclosures for Form N-CSR and file when approved by the principal officers of the Trust; compile data and file with the SEC Form N-CEN file Rule 17g-l fidelity bond with the SEC when received from the Funds or broker.

(d)	Ongoing monitoring of State Blue Sky registrations and filings with applicable states.

(e)	Prepare and file such reports, applications and documents as may be necessary or desirable to register the Trust’s Shares with the Federal and state securities authorities, and monitor the sale of Trust Shares for compliance with Federal and state securities laws.

(f)	Prepare and file reports to shareholders, including the annual and semi-annual report to shareholders; and coordinate mailing Prospectuses, notices, proxy statements, proxies and other reports to shareholders.

(g)	Assist with layout and printing of shareholder communications, including Prospectuses and reports to shareholders.

(h)	Administer contracts on behalf of the Trust with, among others, the Trust’s investment advisor, custodian, transfer agent/shareholder servicing agent, distributor, and accounting services agent.

(i)	Assist Trust’s legal counsel in the preparation of board materials, including meeting agendas; board reports based on financial and administrative data as requested by the board; assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Trust; and attend board meetings, either in-person or telephonically.

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(j)	Coordinate shareholder meetings, including assisting Trust counsel in preparation of proxy materials, preparation of minutes and tabulation of results.

(k)	Monitor and pay Trust bills, maintain Trust budget and report budget expenses and variances to Trust management.

(l)	Monitor the Trust’s compliance with the investment restrictions and limitations imposed by the 1940 Act and state Blue Sky laws and applicable regulations thereunder, the Trust’s investment policies and limitations set forth in the Trust’s Prospectuses and Statement of Additional Information, and the investment restrictions and limitations necessary for each Fund of the Trust to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, or any successor statute.

(m)	Prepare and distribute to appropriate parties notices announcing dividends and other distributions to shareholders.

(n)	Provide other administrative services as may be agreed from time to time in writing by the Trust or M3Sixty.

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Transfer Agent, Shareholder Servicing Agent and Dividend Disbursing Agent Services provided by M3Sixty

General:

1.        Provide office space, facilities, equipment, and personnel to carry out the services.

Transfer Agent Services:

(a)	Set up and maintain shareholder accounts and records, including IRAs and other retirement accounts.

(b)	Examine and process new accounts, subsequent payments, liquidations, exchanges, transfers, telephone transactions, check redemptions automatic withdrawals, and wire order trades.

(c)	Assist the Trust in implementing the Rule 23c-3 process for repurchase offers by the Trust.

(d)	Reinvest or pay dividends and make other distributions.

(e)	Answer investor and dealer telephone and/or written inquiries, except as otherwise agreed by the M3Sixty and the Trust.

(f)	Receive and respond to shareholder account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific shareholder account information.

(g)	Process and confirm address changes.

(h)	Process standard account record changes as required, i.e. Dividend Codes, etc.

(i)	Store source documents for transactions, such as account applications and correspondence.

(j)	Perform backup withholding for those accounts in accordance with Federal regulations.

(k)	Solicit missing taxpayer identification numbers.

(l)	Maintain the following shareholder information in such a manner as the M3Sixty shall determine:

(i)	Name and address, including zip code.

(ii)	Balance of Shares.

(iii)	Number of Shares, issuance date of each share outstanding and cancellation date of each share no longer outstanding, if issued.

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(iv)	Balance of dollars available for redemption.

(v)	Dividend code (daily accrual, monthly reinvest, monthly cash or quarterly cash).

(vi)	Type of account code.

(vii)	Establishment date indicating the date an account was opened, carrying forward pre- conversion data as available.

(viii)	Original establishment date for accounts opened by exchange.

(ix)	W-9 withholding status and periodic reporting.

(x)	State of residence code.

(xi)	Social security or taxpayer identification number, and indication of certification.

(xii)	Historical transactions on the account for the most recent 18 months, or other period as mutually agreed to from time to time.

(xiii)	Indication as to whether phone transaction can be accepted for this account. Beneficial owner code, i.e. male, female, joint tenant, etc.

(m)	Provide the following reports and statements:

(i)	Prepare daily journals for Trust reflecting all Shares and dollar activity for the previous day.

(ii)	Supply information monthly for Trust’s preparation of Blue Sky reporting.

(iii)	Supply monthly purchase, redemption and liquidation information for use in Trust’s N-CEN report.

(iv)	Provide monthly average daily balance reports for the Trust.

(v)	Prepare and mail copies of summary statements to dealers and investment advisors.

(vi)	Mail transaction confirmation statements daily to investors.

(vii)	Address and mail four periodic financial reports (material must be adaptable to TransferAgent’s mechanical equipment as reasonably specified by the M3Sixty).

(viii)	Mail periodic statement to investors.

(ix)	Compute, prepare and furnish all necessary reports to governmental authorities: Forms 1099R, 1099DIV, 1099B, 1042 and 1042S.

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(x)	Enclose various marketing material as designated by the Trust in statement mailings, i.e. monthly and quarterly statements (material must be adaptable to mechanical equipment as reasonably specified by the M3Sixty and any marketing materials must be approved by the Fund’s Distributor).

(xi)	Prepare and mail confirmation statements to dealers daily.

(xii)	Prepare certified list of stockholders for proxy mailing.

(n)	Assist the Trust in complying with the “Red Flags Rules” by monitoring/handling shareholder accounts in accordance with the Trust’s identity theft prevention program and reporting any possible instances of identity theft to the Trust.

(o)	Ongoing monitoring of lost Shareholders.

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SCHEDULE B

Funds Covered by This Agreement:

●	FNEX Ventures

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